Exhibit 99

Dillard's, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 12, 2010--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 weeks ended October 30, 2010. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information."

Highlights of the 13 weeks ended October 30, 2010 included:

  Pretax income of $21.5 million compared to a prior year pretax loss of $2.8 million.
  Improved gross margin from retail operations of 150 basis points of sales compared to the prior year third quarter with a comparable store inventory decline of 2%.
  Repurchase of approximately $71.3 million (2.9 million shares) of Class A Common Stock under the Company’s $250 million share repurchase program.
  Cash flow from operations of $158.9 million for the nine months ended October 30, 2010 with an ending cash position of $167.1 million and no short term borrowings outstanding under the Company’s $1.0 billion revolving credit facility.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Our solid performance in the third quarter reflects our continuing and firm resolve to effectively manage and improve inventory, to control expenses and to seek the best uses for our strong cash flow. We are proud to report these improved results today, and we believe we are well positioned to serve our customers this holiday season with a bold merchandise assortment and premium Dillard’s service.”

Income

Dillard’s reported pretax income (income (loss) before income taxes (benefit) and equity in losses of joint ventures) of $21.5 million for the 13 weeks ended October 30, 2010 compared to a $2.8 million pretax loss for the 13 weeks ended October 31, 2010.

Net income for the 13 weeks ended October 30, 2010 was $14.4 million, or $0.22 per share, compared to a net income for the 13 weeks ended October 31, 2009 of $8.0 million, or $0.11 per share. Included in net income for the 13 weeks ended October 30, 2010 is a $1.1 million loss ($0.02 per share) related to the sale of closed store and a $1.2 million income tax benefit ($0.02 per share) primarily related to a decrease in a capital loss valuation allowance. Included in net income for the 13 weeks ended October 31, 2009 is a $10.6 million income tax benefit ($0.14 per share) primarily related to state administrative settlement and a decrease in a capital loss valuation allowance.

Net Sales/Total Revenues

Net sales for the 13 weeks ended October 30, 2010 were $1.344 billion compared to net sales for the 13 weeks ended October 31, 2009 of $1.359 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales, which exclude CDI, for the 13-week period ended October 30, 2010 were $1.321 billion compared to $1.316 billion for the 13-week period ended October 31, 2009. Total merchandise sales were unchanged on a percentage basis for the third quarter while sales in comparable stores increased 1%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved approximately 150 basis points of sales during the third quarter primarily as a result of continuing inventory management measures which led to reduced markdown activity compared to the prior year third quarter. Inventory in comparable stores declined 2% at October 30, 2010 compared to October 31, 2009.

Consolidated gross margin (which includes CDI) improved 190 basis points of sales during the 13 weeks ended October 30, 2010 compared to the 13 weeks ended October 31, 2009.

The Company’s continuing inventory management measures include improved planning of receipt cadence to shorten the period of time from receipt to sale, to reduce markdown risk and to keep customers engaged with a more continuous flow of fresh merchandise selections throughout the season. Dillard’s continues to seek marked differentiation in the marketplace by improving its product mix to include more bold statements in fashion from national vendors as well as from the Company’s exclusive brands.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses ("operating expenses") decreased approximately $3.6 million during the third quarter of 2010 primarily as a result of savings in payroll and advertising expenses partially offset by increases in services purchased and supplies. Operating expenses were $398.5 million (29.6% of sales) for the 13 weeks ended October 30, 2010 compared to $402.1 million (29.6% of sales) for the 13 weeks ended October 31, 2009.

Share Repurchase

During the 13 weeks ended October 30, 2010, Dillard’s purchased $71.3 million (2.9 million shares) of Class A Common Stock under the Company’s $250 million share repurchase program which was authorized by the board of directors in August of 2010. Total shares of Class A Common Stock outstanding at October 30, 2010 were 59.9 million. Total shares of Class A Common Stock outstanding at January 30, 2010 were 69.8 million. At October 30, 2010, $178.7 million remained under the Company’s share repurchase program.

Credit Facility

As of October 30, 2010, there were no short-term borrowings outstanding under the Company’s $1.0 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $89.0 million were outstanding under the revolving credit facility as of October 30, 2010.

Store Information

During the 13 weeks ended October 30, 2010, Dillard’s announced the upcoming closure of its Coral Square Mall location in Coral Springs, Florida (98,000 square feet) as well as its Miami International Mall location in Miami, Florida (98,000 square feet). These locations are expected to close during the fourth quarter of 2010.

At October 30, 2010, the Company operated 296 Dillard's locations and 14 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at October 30, 2010 was 53.7 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In Millions, Except Per Share Data)

	13-Week Period Ended

	October 30, 2010		October 31, 2009

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$ 1,344.1	-	$ 1,359.3	-
Total revenues	1,373.0	102.1%	1,390.7	102.3%
Cost of sales	857.5	63.8	893.0	65.7
Advertising, selling, administrative and general expenses	398.5	29.6	402.1	29.6
Depreciation and amortization	65.0	4.8	66.1	4.9
Rentals	11.6	0.9	14.0	1.0
Interest and debt expense, net	18.0	1.3	18.4	1.3
Loss (gain) on disposal of assets	0.9	0.1	(0.1)	0.0
Income (loss) before income taxes (benefit) and equity in losses of joint ventures	21.5	1.6	(2.8)	(0.2)
Income taxes (benefit)	6.0		(12.6)
Equity in losses of joint ventures	(1.1)	(0.1)	(1.8)	(0.1)
Net income	$ 14.4	1.1%	$ 8.0	(0.6)%

Basic and diluted earnings per share	$ 0.22		$ 0.11
Basic weighted average shares	65.9		73.8
Diluted weighted average shares	65.9		73.8

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	39-Week Period Ended

	October 30, 2010		October 31, 2009

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$ 4,186.6	-	$ 4,261.0	-
Total revenues	4,276.5	102.1%	4,351.2	102.1%
Cost of sales	2,702.2	64.5	2,873.6	67.4
Advertising, selling, administrative and general expenses	1,184.2	28.3	1,213.1	28.5
Depreciation and amortization	193.1	4.6	198.1	4.6
Rentals	36.6	0.9	42.4	1.0
Interest and debt expense, net	55.4	1.3	55.8	1.3
Gain on disposal of assets	(3.3)	(0.1)	(0.8)	0.0
Asset impairment and store closing charges	2.2	0.1	-	0.0
Income (loss) before income taxes (benefit) and equity in losses of joint ventures	106.1	2.5	(31.0)	(0.7)
Income taxes (benefit)	33.1		(22.9)
Equity in losses of joint ventures	(3.0)	(0.0)	(2.9)	(0.1)
Net income (loss)	$ 70.0	1.7%	$ (11.0)	(0.3)%

Basic and diluted earnings (loss) per share	$ 1.02		$ (0.15)
Basic weighted average shares	68.6		73.8
Diluted weighted average shares	68.6		73.8

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	October 30,	October 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$167.1	$74.1
Accounts receivable, net	51.4	66.2
Merchandise inventories	1,708.5	1,752.1
Federal income tax receivable	-	1.1
Other current assets	66.1	55.7
Total current assets	1,993.1	1,949.2

Property and equipment, net	2,649.7	2,825.6
Other assets	69.3	77.3

Total Assets	$4,712.1	$4,852.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,049.2	$1,032.8
Current portion of long-term debt and capital leases	51.3	3.5
Federal and state income taxes including current deferred taxes	29.8	44.6
Total current liabilities	1,130.3	1,080.9

Long-term debt and capital leases	709.6	770.9
Other liabilities	211.3	208.3
Deferred income taxes	344.3	358.0
Subordinated debentures	200.0	200.0
Stockholders' equity	2,116.6	2,234.0

Total Liabilities and Stockholders' Equity	$4,712.1	$4,852.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Millions)

	39-Week Period Ended
	October 30, 2010	October 31, 2009
Operating activities:
Net income (loss)	$70.0	$(11.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	194.5	199.5
Gain on repurchase of debt	-	(1.6)
Gain on disposal of property and equipment	(3.3)	(0.8)
Excess tax benefits from share-based compensation	(0.4)	-
Asset impairment and store closing charges	2.2	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	11.8	21.8
Increase in merchandise inventories	(407.8)	(377.7)
Decrease in federal income tax receivable	0.2	73.3
Increase in other current assets	(22.9)	(2.6)
Decrease in other assets	5.4	7.3
Increase in trade accounts payable and accrued expenses and other liabilities	373.4	372.4
Decrease in income taxes payable	(64.2)	(19.2)
Net cash provided by operating activities	158.9	261.4
Investing activities:
Purchase of property and equipment	(73.8)	(51.1)
Proceeds from disposal of property and equipment	6.1	8.9
Net cash used in investing activities	(67.7)	(42.2)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(16.5)	(33.1)
Cash dividends paid	(8.5)	(8.8)
Purchase of treasury stock	(241.6)	-
Excess tax benefits from share-based compensation	0.4	-
Proceeds from stock issuance	0.4	-
Decrease in short-term borrowings	-	(200.0)
Net cash used in financing activities	(265.8)	(241.9)
Decrease increase in cash and cash equivalents	(174.6)	(22.7)
Cash and cash equivalents, beginning of period	341.7	96.8
Cash and cash equivalents, end of period	$167.1	$74.1
Non-cash transactions:
Accrued capital expenditures	$2.5	$6.2
Stock awards	2.3	1.7
Capital lease transactions	4.0	-

Estimates for 2010

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 29, 2011 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In millions
	2010 Estimated	2009 Actual
Depreciation and amortization	$257	263
Rentals	51	58
Interest and debt expense, net	74	74
Capital expenditures	105	75

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965